Exhibit 99.1

FINAL TRANSCRIPT

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Conference Call Transcript

Event Date/Time: Nov 22, 2011 / 01:30PM GMT

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FINAL TRANSCRIPT

Nov 22, 2011 / 01:30PM GMT, CHS - Q3 2011 Chicos FAS Inc Earnings Conference Call

CORPORATE PARTICIPANTS

Robert Atkinson

Chico’s FAS, Inc. - VP IR

David Dyer

Chico’s FAS, Inc. - President, CEO

Pam Knous

Chico’s FAS, Inc. - EVP, CFO

Bob Atkinson

Chico’s FAS, Inc. - VP of IR and Community Relations

Kent Kleeberger

Chico’s FAS, Inc. - COO

CONFERENCE CALL PARTICIPANTS

Anna Andreeva

FBR Capital Markets - Analyst

Kimberly Greenberger

Morgan Stanley - Analyst

Adrienne Tennant

Janney Montgomery Scott - Analyst

Stacy Pak

Barclays Capital - Analyst

Margaret Whitfield

Sterne, Agee & Leach, Inc. - Analyst

Lorraine Hutchinson

BofA Merrill Lynch - Analyst

Michelle Tan

Goldman Sachs - Analyst

Jennifer Black

Jennifer Black & Associates - Analyst

Neely Tamminga

Piper Jaffray & Co. - Analyst

Marni Shapiro

The Retail Tracker - Analyst

Janet Kloppenburg

JJK Research - Analyst

Edward Yruma

KeyBanc Capital Markets - Analyst

Dana Telsey

Telsey Advisory Group - Analyst

Richard Jaffe

Stifel Nicolaus - Analyst

Roxanne Meyer

UBS - Analyst

Sam Panella

Raymond James & Associates - Analyst

Simeon Siegal

JPMorgan - Analyst

FINAL TRANSCRIPT

Nov 22, 2011 / 01:30PM GMT, CHS - Q3 2011 Chicos FAS Inc Earnings Conference Call

Liz Pierce

ROTH Capital Partners - Analyst

Paul Lejuez

Nomura Securities Intl - Analyst

Travis Williams

Stephens Inc. - Analyst

PRESENTATION

Operator

Good morning and welcome to the third-quarter 2011 Chico’s FAS, Inc. earnings release conference call. All participants will be in listen-only mode. (Operator Instructions). Please note, this event is being recorded. I would now like to turn the conference over to Robert Atkinson. Mr. Atkinson, please go ahead, sir.

Robert Atkinson - Chico’s FAS, Inc. - VP IR

Thanks, Rocco, and good morning everyone. Welcome to Chico’s FAS third-quarter earnings conference call and Webcast. David Dyer, CEO, Pam Knous, CFO and Kent Kleeberger, Chief Operating Officer are here with me at our National Store Support Center in Fort Myers. Before Dave begins his executive overview, I must remind you of our Safe Harbor this morning, including without limitations, statements addressing the beliefs, plans, objectives, estimates or expectations of the Company or future results or events, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended.

Such forward-looking statements involve known or unknown risks, including, but not limited to general economic and business conditions and the conditions within the specialty retail industry. There can be no assurance that future results, performance or achievements expressed or implied by such forward statements will occur. Users of forward-looking statements are encouraged to review our latest annual report on Form 10-K, our filings on Form 10-Q, Management’s Discussion & Analysis, and the Company’s latest annual report to shareholders, our filings on Form 8-K and other federal security law filings for the description of other important factors that may affect the Company’s results of operation or financial condition.

The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied by such statements will not be realized. Please note that we will file an 8-K with the SEC that will include a transcript of today’s conference call and Webcast. One final note. Chico’s FAS completed its acquisition of Boston Proper on September 20, 2011. Accordingly, our financial statements reflect only about six weeks of their operating results. With that, I’ll turn it over to Dave Dyer. Dave?

David Dyer - Chico’s FAS, Inc. - President, CEO

Thanks, Bob, and good morning everyone. Thanks for joining us. Before I get into my comments on the quarter, I would like to put this timeframe into some context. When we last talked, we were coming out of a great second quarter, with lots of momentum and double-digit comps. We naturally planned for that ongoing momentum to continue into the back half of the year, and to date, I’m pleased to say that this has unfolded for both the White House and Soma brands. White House performed exceptionally well in the quarter, driving record sales and margin dollars. This performance reinforces our belief that White House is successfully evolving from a special occasion dress destination, to a brand that delivers a broad lifestyle selection of polished casual fashions. In particular, the work kit has been extremely well-received, along with our sportswear, separates and tops.

Our Soma brand also delivered record sales and margins in the third quarter, thanks to a more fashionable mix of lingerie, dresses, and beauty, as well as our ongoing successful television advertising and effective promotional activities. Soma is rapidly becoming America’s bra destination for women over 30. However, our first half momentum did not play out as well in the third quarter for our Chico’s brand, where we came off a strong first quarter and double-digit comps in the second quarter. We had planned for a similar result in the back half of the year. As you may recall back in August, I commented that adverse economic news, the debt crisis, market volatility, political gridlock and waning customer sentiment were all affecting the Chico’s customer’s shopping behavior. The Chico customer who we know so well was particularly sensitive to economic uncertainty, and we believe this had a significant effect on how she shopped with us in the quarter just ended. In fact, she told us that.

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Nov 22, 2011 / 01:30PM GMT, CHS - Q3 2011 Chicos FAS Inc Earnings Conference Call

In a recent survey we conducted, 70% of our Chico’s brand customers indicated that they were being more careful about discretionary spending, in light of the uncertain economic conditions. There was a lot of great browsing by her, just not as much product in her shopping bag. As a result, we experienced lower traffic levels and fewer units per transaction, and thus, we found ourselves with too much inventory in the pipeline. The good news is, we reacted immediately. We eliminated over $30 million of receipts from the back half of the year. We adjusted our store payrolls as quickly as possible, and we put plans in place to ensure that our inventories will be in line by the end of the fourth quarter. I am very pleased with the quick reaction of the Chico’s brand team, and the plans in place to move through the fall offerings, and align our inventories with their new sales forecast.

Two quick additional performance comments. First, our direct-to-consumer business remains very strong and I’m thrilled with our accomplishments. We continued to increase the number of multi-channel shoppers and as you’re undoubtedly aware, these multi-channel shoppers are overwhelmingly our best customers. Over the past several months, we’ve introduced a number of enhancements to our websites, customer ratings and reviews, and our newly-streamlined checkout process have both been extremely well-received by our customers. Second, I’m pleased to comment that Boston Proper has seamlessly integrated into our family of brands, and was a positive contributor to our performance before non-recurring items. Plans to take Boston Proper to even higher levels, including stores, are well on their way.

Okay. So how does this all add up? EPS for the quarter was $0.18 per share, $0.02 better than last year, a 13% increase, again, exclusive of nonrecurring items. This was our best third quarter since the onset of the recession three years ago. Comparable sales performance was up 3.7%, although much lower than we anticipated for the quarter, as a result of the softness in the Chico’s brand. It still represents our tenth consecutive quarter of positive comps. I’m also pleased to say that we added new customers to our file in each of our brands, and that our newly opened stores across all brands are off to a great start, nearly all of them achieving performance sales levels right out of the box. And we moved aggressively to defend our share.

Our gross margin rate declined by about 100 basis points. SG&A leveraged by about 50 basis points, and we believe that taking immediate action on our inventories better-positioned ourselves for the fourth quarter. Based on our third quarter performance, my big hairy audacious stretch goal of $1 a share set almost three years ago looks hairier and more audacious than ever. With our third-quarter performance, obviously this stretch goal will not be met this year. I’ll be back to wrap up. Here’s Pam with a few more details on the quarter.

Pam Knous - Chico’s FAS, Inc. - EVP, CFO

Thanks, Dave. And good morning, everyone. My prepared remarks will begin with a review of our third-quarter results of financial condition and will conclude with our current outlook on the fourth quarter.

Beginning with the income statement, earnings per diluted share for the third quarter were $0.16. Excluding $3.5 million of nonrecurring after-tax Boston Proper acquisition and integration costs, earnings per diluted share were $0.18, compared to $0.16 last year, a 13% increase, our best third-quarter earnings per share result since 2006. Net sales for the third quarter increased 11.5% to a record third quarter of $539 million versus $483 million last year. Sales for quarter three were driven by a comparable sales increase of 3.7%, on top of 5.5% last year, reflecting increases in both average dollar sale and transaction count. I’m proud to say this comp represents the tenth consecutive quarter of positive comparable sales for Chico’s FAS. The total sales increase also reflects the opening of 105 net new boutiques and outlets since the end of October 2010.

Comparable sales for the combined Chico’s and Soma intimate brands were 0.6%, compared to 3.6% last year. This result fell short of our expectations, particularly coming off of the strong momentum of quarters one and two. As Dave just commented, at the beginning of quarter three, Chico’s brand did see weakness right out of the chute, followed by a brief rebound that did not hold. Demand was weaker than our expectations in our front line stores across most product categories and geographies, reflecting her cautious purchasing behavior, in light of the continuing uncertain economic conditions, which triggered a more promotional environment. The good news for the Chico’s brand is our new customer count was up significantly, mid-double digits and our successful mass program, most amazing personal service, drove strong conversion. Also, we were on trend for color and fabric. So when she is ready, we believe we will be her first choice.

Soma Intimates delivered another double-digit comp in the quarter, on top of double-digit comps last year, the result of ongoing strong transaction-building initiatives. In fact, quarter three marked the sixth consecutive double-digit comp increase for Soma. Also noteworthy was the continuation of our highly successful TV advertising and relevant and appealing print mailers.

FINAL TRANSCRIPT

Nov 22, 2011 / 01:30PM GMT, CHS - Q3 2011 Chicos FAS Inc Earnings Conference Call

White House Black Market had a comp sales increase of 11% on top of the 10.2% increase for the 2010 period, driven by the work kit, which was highlighted in a special mid-September mailer. Work kit is a polished and versatile collection of apparel that is work your way separates that are suitable for the office, the classroom and yet can be easily styled or worked, if you will, for a more social setting. Our newest brand in the family, Boston Proper, contributed approximately $11 million of revenues in its first six weeks as part of Chico’s FAS. As a point of comparison for you, Boston Proper sales are up approximately 16% on a year-to-date basis.

Taking all brands into account, our gross margin rate for the third quarter was 56.0%, a 100 basis point decrease from the prior year. As our Chico’s brand customer became more conservative in her spending, making fewer trips, and opting for fewer units per transaction, it was necessary to increase our promotional activity to sell through our planned higher levels of inventory. This was partially offset by higher margins at White House Black Market and Soma Intimates, due to increased full-priced selling and effective promotional activities. Selling, general and administrative expenses as a percent of sales were 48.2%. Excluding $5 million in pretax, non-recurring acquisition and integration costs, SG&A as a percent of sales was 47.3%, or a 50 basis point improvement over last year, reflecting expense leverage on occupancy and other costs, and lower performance-based compensation.

Within SG&A, marketing expenses increased $7 million, reflecting higher TV and e-marketing expenses as well as $3 million for Boston Proper. And just a note, the $5 million of nonrecurring costs I just referred to consisted primarily of professional fees and employee benefit-related costs. Our effective income tax rate for the third quarter was 37.8%, compared to 35.4% last year. This increase reflects last year’s favorable state tax settlement as well as the non-deductibility of certain acquisition-related expenses in the quarter. Excluding the impact of the non-deductible expenses, the effective tax rate would have been 36.7%.

Turning to the balance sheet, cash and marketable securities totaled $240 million, a decrease of $265 million from the end of the second quarter, reflecting the purchase of Boston Proper, and the repurchase of 4.7 million shares of common stock. Since August 2010, we have repurchased 13.7 million common shares in the open market, at a cost of approximately $176 million under the former $200 million authorization, with $60 million in this quarter. As of the end of the third quarter, total shares outstanding are 167.7 million.

Now, turning to inventories. As a result of Chico’s brand sales falling short of our expectations, we entered the third quarter with higher inventories than originally planned. Excluding $17 million for Boston Proper, inventories increased by approximately $51 million or 29%, compared to the end of the third quarter 2010, a percentage increase consistent with the previous two quarters. Of the $51 million, $18 million is for fourth quarter comparable sales, $14 million for year-over-year new stores, $12 million for earlier receipt of goods, and $7 million due to higher average cost. In-store inventory per square foot was up 17%.

Moving down the balance sheet, we recorded approximately $142 million in goodwill, and $95 million in intangible assets for the Boston Proper acquisition. Approximately $51 million of the intangible assets relate to the Boston Proper trade name, while approximately $44 million related to our customer relationships that will be amortized over a 10-year useful life. The third quarter includes approximately $0.5 million of such amortization, a non-cash charge. Our 10-Q filing for the third quarter will have additional information on the preliminary purchase price allocation for Boston Proper.

Now, turning to the fourth quarter, first let me remind you that the fourth quarter is not our largest quarter as compared to many other retailers, and is typically less than 20% of annual EPS. That said, our planning assumptions, including the impact from Boston Proper, are as follows. A mid single digit increase in comparable sales, accompanied by an approximate 8% net increase in selling square footage. These anticipated increases, along with the full quarter of Boston Proper sales, should result in a total net sales percentage increase in the mid-teens for the quarter. As to store growth, we plan to open 16 boutiques and outlets and close 15 boutiques during the fourth quarter. We should end the fiscal year at 1,250 stores, which would give us an approximate 8% net square footage increase for fiscal 2011.

Gross margin as a rate of sales will decline in the range of 100 to 200 basis points, compared to last year’s fourth quarter, reflecting a highly promotional missy sector, along with a need to align end of year inventories. As for SG&A, excluding the impact of nonrecurring items as a rate of sales, we expect results for the fourth quarter to be in the range of flat to a 50 basis point improvement, compared to last year’s fourth quarter. We expect SG&A dollars to increase by approximately 15%, and do not anticipate any material nonrecurring items in the fourth quarter. Our assumptions also include an effective income tax rate of approximately 37.5%.

We expect year-end inventories to be approximately 15% higher than the prior year, which assumes an 8% increase in store count. Note, this excludes Boston Proper inventories, which will be incremental. I will also reiterate that the integration of Boston Proper is going well and we continue to expect that Boston Proper will be accretive to earnings in the first full year following its acquisition. These assumptions do not presuppose any future share repurchases.

FINAL TRANSCRIPT

Nov 22, 2011 / 01:30PM GMT, CHS - Q3 2011 Chicos FAS Inc Earnings Conference Call

And so to conclude my comments, while our outlook is for a continuing challenging macroeconomic environment, and its attendant impact on customer spending, particularly the Chico’s brand customer, we are ready for the fourth quarter and expect to get our fair share of the consumer’s pocketbook. We feel this way because Chico’s brand holiday offers a great palette of rich jewel-tone colors and lots of fall fur, texture sweaters, statement jewelry and giftables. White House Black Market delivers a balanced assortment for the holiday, to meet all her lifestyle needs, casual to work to dressy. With the introduction of ruby red, our color offering is continuing to resonate well with her. White House Black Market is known for being a great place for gifts, sweaters, luxe pullovers and jewelry. Soma is truly a holiday destination, with its new embraceable robe collection, PJs and Oh, My Gorgeous beauty gift sets. And last but not least, Boston Proper offers sensual fashion that allows her to sparkle and shine from a relaxed dinner party to a stellar New Year’s Eve.

Across our four brands, our assortments are right, and are supported by great advertising and amazing personal service. Our focus for the quarter, as always, is on our customer, working to strengthen our position with them and attracting new customers to our brands. We are moving aggressively to right-size our inventory position, to lay the groundwork for a great start to 2012. And importantly, we are on track to deliver another year of strong performance in earnings per share growth. With that, I turn it back to Dave for his additional wrap-up comments.

David Dyer - Chico’s FAS, Inc. - President, CEO

Thank you, Pam. Well, we have almost three weeks of the fourth quarter in the bank, and I can share with you that as reflected on our unaudited daily flash sales, our total comp sales are running up about 4.6%, and our total sales are up 15%. I believe that our holiday merchandise looks terrific across all brands, and feel that our marketing and promotions will drive sales. By the way, I hope you’ve had a chance to see the Chico’s commercials with Diane Keaton, our first ever White House TV campaign, and Soma’s great ongoing vanishing back bra campaigns. Industry-wide, we do foresee a highly promotional fourth quarter, and we intend to protect our market share.

Looking forward to our investor meeting in March 2012, I look forward to sharing with you some of the key growth initiatives of our recently-updated three-year strategic planning efforts. Taking this long-term perspective, a couple of areas we’ll be sharing with you in March include the significant upside we still have in organic growth for all brands. For instance, we plan to open at least 100 new stores per year. Second, the direct-to-consumer channel, a continued strong double-digit growth opportunity, along with the complementary Boston Proper expansion of our customer base. Our plans are for DTC to approach 20% of our sales over the next three years. And third, the enhanced capabilities of our websites and social media, resulting in overall digital acceleration to drive customer traffic and loyalty.

Taken as a whole, our three-year strategic planning efforts affirm our belief that Chico’s FAS, with its portfolio of four high-performing brands will be a Company that over the long term will continue to drive top line sales and leverage expenses, delivering meaningful year-over-year earnings per share growth. Importantly, we will continue to generate free cash flow to invest in our existing businesses, and fund selective strategic opportunities, all while returning excess cash to shareholders through annual dividend and share repurchase programs. Just this morning we announced a new $200 million share repurchase authorization. In closing, I’m extremely proud of what we’ve accomplished and look forward to the years ahead. I’m now going to open up the call for questions.

Bob Atkinson - Chico’s FAS, Inc. - VP of IR and Community Relations

Thank you, Dave. Before Rocco gives us the procedure for queuing for questions, I would ask that each questioner limit themselves to one question and one follow-up. This way, we’ll be better able to accommodate as many questioners as time permits. You’re welcome to get back in the queue to ask a second question in the same manner you did originally. Rocco, how may security analysts indicate a question?

Operator

As of right now I’m showing roughly 15.

Bob Atkinson - Chico’s FAS, Inc. - VP of IR and Community Relations

Could we take the first one, please, Rocco?

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Nov 22, 2011 / 01:30PM GMT, CHS - Q3 2011 Chicos FAS Inc Earnings Conference Call

QUESTION AND ANSWER

Operator

Anna Andreeva of FBR Capital Markets.

Anna Andreeva - FBR Capital Markets - Analyst

Could you maybe talk about the monthly cadence during the third quarter at the Chico’s division. I believe you talked about August starting off strongly for you at that concept. How was September, and did the business decelerate sharply in October? I’m just trying to understand that. And the quarter-to-date comps running mid single digits, what is Chico’s? And then separately, you’ve talked about 15% operating margin goals. Longer-term, I know you’re taking BHAG obviously off the table for next year, but do you still think 15% margins are realistic for the business?

David Dyer - Chico’s FAS, Inc. - President, CEO

Well, that’s about 85 questions in one, but let me start. Coming off the second quarter, the Chico’s brand in July had a 14% comp store increase, and followed by an 11% comp store increase in August. So we were really coming off some very, very strong momentum, and honestly, I took a shot. We went for the inventory. We thought that we could continue that momentum and it didn’t happen. As we look at it, our Chico’s customer is very sensitive to the economic news. She watches her portfolio, and perhaps the portfolio is the modern day mood ring.

So I think that is certainly something that we have to deal with. Do we believe that we can have earnings per share increases in excess of 15% a year? The answer is yes. And I think if you come to our March analyst meeting, we certainly will get into that further as we lay out some of our strategic plans. We believe that we have tons of organic growth and we also believe that we have the discipline and the brands to drive sales.

Robert Atkinson - Chico’s FAS, Inc. - VP IR

Next question, please, Rocco.

Operator

Kimberly Greenberger of Morgan Stanley.

Kimberly Greenberger - Morgan Stanley - Analyst

I’m wondering if you can just remind us how fourth quarter last year played out? Are you up against the more difficult comparisons of the quarter here in November? We just want to put the quarter-to-date trend into perspective. And then on the inventory side, I was impressed that you were able to go in and cancel some of your fourth-quarter deliveries as the third quarter progressed. I’m wondering if you can just step back and remind us what kind of flexibility you have in your supply chain, and what is your ability, how many weeks out, to cancel orders if the business doesn’t come through as you expect?

David Dyer - Chico’s FAS, Inc. - President, CEO

As you know, our supply chain when we’re creating our own goods, we start with design and trend about a year out and as we get into it, we certainly are committing at least six months out. Within that commitment, there is some flexibility, as we would have piece goods in production that perhaps we can pull the trigger on as we get closer in. But pretty much by the time you get 90 days out, it’s — you’re committed. So what we had to do was to go back and look at our inventories going forward in a period where they hadn’t entered production, and that we reacted to. Now, that caused a little — obviously more inventory than we wanted in the third quarter.

Based on what I saw for the spring season and what I saw, the momentum in second quarter, would I do it again? The answer is yes, I probably would have taken the same educated risk again, because it certainly looked like that’s the way our business was playing out. But the fact that we took it, it didn’t happen, we reacted, we corrected, that’s what I feel very, very proud about our Chico’s brand and that Chico’s team, that they reacted to this. They reacted not only to inventory. They reacted to expenses. They reacted to selling costs, totally — they were able to revise their plans, and I think get things much more in level. Bob, do you have the quarters from the last year, you want to comment on that?

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Nov 22, 2011 / 01:30PM GMT, CHS - Q3 2011 Chicos FAS Inc Earnings Conference Call

Bob Atkinson - Chico’s FAS, Inc. - VP of IR and Community Relations

Kimberly, for Chico’s FAS including direct-to-consumer, November was the best month for fourth quarter 2010. I’m sure in part helped by the Chico’s incremental TV campaign prior to Thanksgiving. December got tougher, weather I’m sure played a role there. January got a little better for the Company, but again, weather certainly played a role in terms of the early spring assortment.

Kimberly Greenberger - Morgan Stanley - Analyst

Thanks, Bob.

Operator

Adrienne Tennant from Janney Capital Markets.

Adrienne Tennant - Janney Montgomery Scott - Analyst

Dave, my question is on marketing. I know that you did marketing for the first time at White House Black Market ever, and then at all three divisions during the quarter. It sounds like it was successful at White House and Soma, but perhaps maybe not as effective at Chico’s. I’m wondering, does that change — can you change any of the TV spot buys, and will you change any of them for the fourth quarter? And then if you can talk about what this means sort of for spring advertising. And then my follow-up for Pam is, can you give us a little bit more color on AUR, how much it was up versus AUC, how much that was up, and are we — heading into the fourth quarter, are we at the max of the pressure that we’ll see on the AUC? Thank you very much.

David Dyer - Chico’s FAS, Inc. - President, CEO

The first question?

Bob Atkinson - Chico’s FAS, Inc. - VP of IR and Community Relations

Television ad campaign at Chico’s, what changes would you make?

David Dyer - Chico’s FAS, Inc. - President, CEO

Let’s first start with White House which was their first one. Obviously, White House had not run TV before. The campaign that we ran, we felt was very successful. It did increase new customers to the file. As a matter of fact, they had higher new customer additions to the file than they’ve had in quite a while. So as we look at it, we feel that it did bring in lots of new customers, which is something that we really needed to do for White House Black Market. So that I would deem as very successful.

Soma has just been an ongoing success story. We are driving — when you look at the Cami bra, the Vanishing Back bra, the Allure bra, the Vanishing Edge panties, television has driven those independent product sales. As a matter of fact, we have sold millions and millions of those items. So we know it’s working there. And we can tell — as a matter of fact, having now done it for about a year and-a-half, we understand exactly how it does affect the business. We know that we can get some residual value, even when we stop running for a few weeks.

And then I guess when you get to Chico’s, one of the things that we think that we need to do there is to probably get more specific, more product-oriented, rather than just assortment, really come out with advertising that will support some big ideas to drive traffic. The real problem, I think if you look in a lot of the stores has been traffic. Nationally, when you look at the shopper traffic reports, traffic has been down about 4%. So to have the comps that we have with a 4% down in traffic, really says that we’re doing — once they get in the store, we do a great job. We’re able to convert them. What we need, is we need to drive more traffic. And I think as you see our spring campaigns in Chico’s, you will see that they are — what did I say, more Soma-like. They’re going to go after products and product categories and big ideas, and we think that will really help drive traffic.

FINAL TRANSCRIPT

Nov 22, 2011 / 01:30PM GMT, CHS - Q3 2011 Chicos FAS Inc Earnings Conference Call

We are, however, very excited with the Diane Keaton ads, and we think that those are just right for the holiday season. We think that she really is a terrific ambassador for the Chico’s customers, and we’re very, very happy with the results there. We’ve gotten tons of press with Diane Keaton, as well. She has been just fantastic I think for the brand, and so I think that it remains to be seen how this will be played out in fourth quarter, but so far we’re really pleased with the campaign.

Pam Knous - Chico’s FAS, Inc. - EVP, CFO

And maybe just to briefly comment, as we said, in total our ADS and our transaction counts are both positive. AUR was positive as well. As Dave commented, the issues were really around traffic and particularly with the Chico’s customer the number of items per transaction. She was clearly in the store. She was clearly browsing, but she had more of a tendency to not buy multiple items, as had been in the past.

Bob Atkinson - Chico’s FAS, Inc. - VP of IR and Community Relations

Next question, please, Rocco.

Operator

Absolutely. Our next question comes from Stacy Pak of Barclays Capital. Please go ahead.

Stacy Pak - Barclays Capital - Analyst

I too think White House looks great. But I guess, Dave, I have a couple questions. I mean, one is, is there a particular area of weakness in Chico’s sales or was it sort of across the board and where’s the inventory risk at Chico’s? And I guess more broadly, I’m a little bit surprised to hear you would plan the second half like the first half, given the macro, and so Dave, fundamentally can you talk about how you will approach inventory going forward. Do you buy up to the comps? How do you sort of reduce that kind of risk? And then I didn’t hear a whole lot on Q4 marketing plans which I would love to hear about.

David Dyer - Chico’s FAS, Inc. - President, CEO

Well, you may be surprised but I certainly wasn’t. When you had the fact that I have, and the momentum that we had in our business and understanding that we had been quite successful in taking market share. I think we approach the fall season as — as I said internally, we’re going to have one foot on the accelerator and one foot on the brake. And the accelerator was inventory and the brake when we didn’t see the momentum as we started cutting back. You have to be aggressive to opportunity, and I felt that we had an opportunity, and I took it, and we’ll move forward. Hopefully it will increase market share. We can use the inventory to drive sales, and I think just the missy sector has been a little tough. Certainly, that’s where the Chico’s brand plays.

When you get into White House, it’s a little different story, a younger customer, and certainly that — those sales have been very, very robust. I mean, inventory management, inventory is something that we spent a lot of time on. The whole inventory function reports into finance. That goes right to Pam, so every decision that we make regarding inventory we do with a financial check and —

Stacy Pak - Barclays Capital - Analyst

Will you plan Chico’s more conservatively now into 2012? I mean, how are you sort of thinking about that?

David Dyer - Chico’s FAS, Inc. - President, CEO

The answer to that is yes.

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Nov 22, 2011 / 01:30PM GMT, CHS - Q3 2011 Chicos FAS Inc Earnings Conference Call

Stacy Pak - Barclays Capital - Analyst

Okay.

David Dyer - Chico’s FAS, Inc. - President, CEO

I think we react. We obviously react to the business at hand. I thought it was a good chance to take a shot.

Stacy Pak - Barclays Capital - Analyst

Right.

David Dyer - Chico’s FAS, Inc. - President, CEO

So, you know, I was wrong. And so we move on. But the inventory is scrutinized every which way. It is a financial piece. Chico’s really had some good sales in sweaters. However, that came at the expense of jackets a little bit. And what we found in the third quarter is some of the really hot products that we had in jackets, we didn’t have enough of. Our non-apparel was weak. But sweaters and woven tops were absolutely terrific. It’s just a rebalance of the assortments. We took shots where we thought we would get results, and we didn’t. We’re recovering and next.

Stacy Pak - Barclays Capital - Analyst

Okay, and just in terms of the fourth quarter, sort of the marketing plans by business, or strategies?

David Dyer - Chico’s FAS, Inc. - President, CEO

The marketing plans by business is the Keaton campaign continues including spots on prime time network TV and the morning shows. So that’s going to continue. As a matter of fact, I just saw one on — was it “Dancing with the Stars”, or one of them in the last day or two. So we’ve got prime time TV and we think that will continue to drive through Christmas. Soma also continues, with the Vanishing Back bra, and the Vanishing Back bra and the Vanishing Edge panties. That campaign has a little bit further to run, up until probably the third week of November.

And White House will come back. Right now we’re looking at whether it comes back in spring or fall of next year, depending on how we can get the product to support it and make sure that we’re in stock in what we’re going to go after. But for fourth quarter, it really is Soma and Diane Keaton and those will continue into November, through — basically through November, up until that week right after Thanksgiving, and then I think we’re done.

The next piece is, we have other catalogs that are dropping. We think that those are, again, strong. I’ve reviewed all the product, and I believe that our assortments really look good for holiday across all the brands. So I think we have the right ammunition and I guess like any retailer during Christmas, you bite your nails and wait for the outcome. So we’re biting away.

Bob Atkinson - Chico’s FAS, Inc. - VP of IR and Community Relations

Thank you. Next question, please, Rocco.

Operator

Margaret Whitfield of Sterne Agee.

FINAL TRANSCRIPT

Nov 22, 2011 / 01:30PM GMT, CHS - Q3 2011 Chicos FAS Inc Earnings Conference Call

Margaret Whitfield - Sterne, Agee & Leach, Inc. - Analyst

I would appreciate more color on how the direct business performed in total in terms of penetration by brand if you have it. And in terms of the quarter-to-date comps, were the same relative trends continuing between the brands regarding the comps? And also Boston Proper, did it lose money ex the acquisition cost, and what’s the outlook for stores next year?

David Dyer - Chico’s FAS, Inc. - President, CEO

Well, let’s take Boston Proper. Boston Proper, for the outlook for stores next year, is we’re in the process of working with design firms, and we believe that we will open stores with the spring of 2013. It could be in January of — well, January 2013, which is fiscal 2012, but January, February is probably the time that we’ll be opening Boston Proper stores as we really got into it, and looked at the assortment and the availability of real estate. So that’s number one. The question was on the profitability, Pam, you want to get in on that?

Pam Knous - Chico’s FAS, Inc. - EVP, CFO

Yes. What I can remind you of there, Margaret, is what we had said last quarter, is that Boston Proper’s impact for fiscal 2011 would in effect be neutral. So through the third and the fourth quarter, there would be the ability to offset all of the one-time costs. We haven’t provided any other commentary on their profitability, other than for that. So as I did comment, we are not expecting any material non-recurring items in the fourth quarter, so we’ll have a full quarter of their results. And as far as the direct-to-consumer business, we actually don’t break out that detail by brand, but as Dave provided in his comments, it’s a business that continues to flourish. It’s very robust, and has strong high-level double-digit increases.

Margaret Whitfield - Sterne, Agee & Leach, Inc. - Analyst

And the quarter-to-date comps by brand, did they continue the same relative performance?

David Dyer - Chico’s FAS, Inc. - President, CEO

Same relative performance to —?

Margaret Whitfield - Sterne, Agee & Leach, Inc. - Analyst

Meaning double digits at the White House and probably a low single digit or negative at Chico’s.

David Dyer - Chico’s FAS, Inc. - President, CEO

Yes, they were in that range, yes.

Margaret Whitfield - Sterne, Agee & Leach, Inc. - Analyst

Thank you.

Bob Atkinson - Chico’s FAS, Inc. - VP of IR and Community Relations

Thank you, Margaret. Next question, please, Rocco.

Operator

Lorraine Hutchinson, Bank of America.

FINAL TRANSCRIPT

Nov 22, 2011 / 01:30PM GMT, CHS - Q3 2011 Chicos FAS Inc Earnings Conference Call

Lorraine Hutchinson - BofA Merrill Lynch - Analyst

Thank you. Just wanted to follow up on the Boston Proper. I know you mentioned opening some stores potentially in 2013. And I wanted to hear a little about the decision process around keeping a very high margin, very profitable e-commerce business versus moving it into the store channel and opening some stores. I guess where do you come out on just leaving that as-is, versus investing in the store channel?

David Dyer - Chico’s FAS, Inc. - President, CEO

Well, it’s a very good business and a very profitable business as is. And so we’re very pleased with the business as a whole. We will be testing in 2013 stores and based on the stores and based on that test, we will then decide whether to go forward or how rapidly to go forward with stores. I believe that many, many great brands have started out of direct-to-consumer and it gives you actually an advantage in finding your clusters of customers and starting stores. And by the way, our stores are rather profitable themselves. So I think that we can run both channels.

White House Black Market is one that we were very successful in growing stores and growing them at appropriate profit levels. So we think we can do both. Again, as I said, we plan to have our direct-to-consumer business including Boston Proper to approach 20% of our total sales. We will experiment with stores for them or test stores for them. I think it’s a better thing. I think as we look at it, we probably by the end of 2013 would probably have somewhere in the ten to twelve stores and then based on the success of that, we will see where we go from there.

Lorraine Hutchinson - BofA Merrill Lynch - Analyst

Thank you.

Operator

Michelle Tan of Goldman Sachs.

Michelle Tan - Goldman Sachs - Analyst

I was wondering if you guys could talk a little bit more about the slight pickup that it looks like you’ve seen in November. Is that really a response to promotions and inventory clearing? And then I guess when you think about how you manage the business beyond this quarter, assuming that the environment stays tough or gets worse, what are your top of mind tools for managing through that, Dave? Is it controlling the inventory levels and the markdown exposure on the defensive side? What are the offensive things you can do to drive the business?

David Dyer - Chico’s FAS, Inc. - President, CEO

Well, I think the best offense is having a right product for the customers. She is going to shop. I think that when you get into tough times, it is a chance for strong brands to increase market share. And that’s one of the things that I think that we’re in a great position to do. We have four great brands. Again, we have sufficient cash, more than sufficient cash, even after buying $180 million worth of shares, paying $70 million in dividends and spending over $200 million in buying Boston Proper. We have lots of cash and no debt.

So I think that lets us deal with things from strength. It lets us take an educated shot where we need to and most of the time they pay out, and sometimes they don’t and I guess that I just went through one that didn’t but that’s retail. And we will closely manage inventories. I mean, Pam is all over them. It is a financial — again, it’s one of our biggest investments that we make is in our inventory and certainly they are well scrubbed and scrutinized. I think that in any merchandising Company, every once in a while you have the merchandising is just gut. You look at the financial numbers but you have to instinctively take a shot here and there and that — I think that we will still do. If we see another opportunity, we have the financial wherewithal to take the shot and, again, expecting certainly different or better results but I don’t really know what else to say on that.

Michelle Tan - Goldman Sachs - Analyst

That’s fair. And then on the pickup in November, if you had to think about what the driver has been?

FINAL TRANSCRIPT

Nov 22, 2011 / 01:30PM GMT, CHS - Q3 2011 Chicos FAS Inc Earnings Conference Call

David Dyer - Chico’s FAS, Inc. - President, CEO

I think that again, as we’ve had some new commercials with Diane Keaton, we’ve had new assortments as you got into November. I think some of our assortments for holiday look great. The accessories look great. A lot of the sweaters are doing well. So I think that just with Chico’s companies, every three to four weeks we get a whole new assortment. The customer votes based on what you have. And she votes at the register, and so I think that she’s liking what she sees and we’ve just got to get through this Christmas season.

Michelle Tan - Goldman Sachs - Analyst

Thanks.

Bob Atkinson - Chico’s FAS, Inc. - VP of IR and Community Relations

Thank you, Michelle. Next question, please, Rocco?

Operator

Jennifer Black from Jennifer Black & Associates.

Jennifer Black - Jennifer Black & Associates - Analyst

Thanks for taking my question. I wondered if you could talk about the response to the black label merchandise at Chico’s, and do you think your customer wants more premium merchandise, and is willing to pay for it? And then I also wanted to ask about the outlet business at all the divisions and will you be sending the excess Chico’s merchandise to the outlets? Thank you.

David Dyer - Chico’s FAS, Inc. - President, CEO

The answer to your first question regarding black label is yes and yes. The black label goods, I think, were put into 80 — 75 or 80 of our strongest stores. These are stores that are very, very high volume and just to give them more depth in existing items was not enough. We needed higher price points, and the customer responded. I think it’s going to be a really great part of the mix. It was also very strong on direct-to-consumer. I think that the customer we learned we could probably use a lot more pattern in there as well, but we were very happy with the initial sell-throughs in all the black labeled products and I think it really showed us that we can sell price points that we never thought we could before, as long as the product is worthy of the price point.

Jennifer Black - Jennifer Black & Associates - Analyst

And outlets?

David Dyer - Chico’s FAS, Inc. - President, CEO

On the outlets, we think it’s an important part of our strategy. The Chico’s outlets are predominantly a made-for-outlet division that has become very profitable. We do believe that we need to have 5% or 10% of that assortment be available to take store liquidations, but I can tell you that the most important way to liquidate excess goods has been direct-to-consumer. We are able to liquidate at probably 10 to 15 points in margin higher than we would, liquidating it through an outlet store. So it is a very, very profitable way to liquidate. And that’s one of the big tools that we’re using.

Bob Atkinson - Chico’s FAS, Inc. - VP of IR and Community Relations

Thank you, Jennifer. Next question, please, Rocco. Our next question comes from pardon the pronunciation, Neely Tamminga from Piper Jaffray.

FINAL TRANSCRIPT

Nov 22, 2011 / 01:30PM GMT, CHS - Q3 2011 Chicos FAS Inc Earnings Conference Call

Neely Tamminga - Piper Jaffray & Co. - Analyst

Rocco, that was perfect. Well done. I wanted to look just a little bit past holiday, if we could, and just look just into spring, because I know you guys are really good about transitioning kind of early spring, even in that post Day After Christmas sort of time frame. So could you give us a sense as to what we’re looking at in terms of the assortment, because I think innovation can trump economy, Dave. Are you guys looking for any sort of significant change in silhouette? Fabric? Color versus last year?

David Dyer - Chico’s FAS, Inc. - President, CEO

A couple of things that we have up our sleeve, which is going to be a big marketing push, I really am not going to disclose at this time. But we do have some really big ideas and one of those big ideas will be a television campaign. We do believe, again, we excel in the spring season. First and second half of the year is our strongest season. First quarter is huge for us. So we are loaded and ready for first quarter. A lot more color, a lot more pattern. I think you’ll see great balance in jackets, and a few exciting things are up our sleeve.

Neely Tamminga - Piper Jaffray & Co. - Analyst

Can I just ask a real quick follow-up, and that is on Zenergy. Could you characterize maybe how Zenergy performed relative to the balance of the assortment? Thanks and good luck.

David Dyer - Chico’s FAS, Inc. - President, CEO

I don’t have any information with me on Zenergy. Anybody else?

Bob Atkinson - Chico’s FAS, Inc. - VP of IR and Community Relations

It was just okay.

David Dyer - Chico’s FAS, Inc. - President, CEO

Okay. All right.

Bob Atkinson - Chico’s FAS, Inc. - VP of IR and Community Relations

Thank you, Neely. Next question, please, Rocco?

Operator

Marni Shapiro from The Retail Tracker.

Marni Shapiro - The Retail Tracker - Analyst

Dave, could I just say by the way how refreshing it is to listen to a CEO get on the call and admit I took a shot and I made a mistake? Kudos to you. This retail. People make mistakes. You’ve got to go with your gut sometimes.

David Dyer - Chico’s FAS, Inc. - President, CEO

Thank you.

FINAL TRANSCRIPT

Nov 22, 2011 / 01:30PM GMT, CHS - Q3 2011 Chicos FAS Inc Earnings Conference Call

Marni Shapiro - The Retail Tracker - Analyst

I’m curious, though, if you could talk a little about Chico’s direct versus Chico’s in store, did you see the same drop-off online that you did in stores, and if you could also just talk about while walking the stores, I saw a tendency for what I call your glitter, patterned shiny stuff sell out very quickly. And then for sort of the racks of more basic stuff to sit a little bit longer. And is there a way to chase into the novelty that it seems that she’s buying?

David Dyer - Chico’s FAS, Inc. - President, CEO

You got it. Those are the things that sold out first, a lot of the glitter and the pattern and we were under-inventoried in those and I wish that we would have had a lot more depth. We didn’t, and that’s hard to chase. They are so individual that it’s with the embellishment and the fabrications and the work detail that we put in, it’s a very hard pattern — patterns to chase. I do appreciate your comment on taking a shot. We did take a shot and it didn’t work but — and in my 35-year retail career, I’ve taken a lot of shots and I would say that I have an above average track record, so we’ll work on keeping it above average as we go forward. There’s another part of that question.

Pam Knous - Chico’s FAS, Inc. - EVP, CFO

The first question, and Marni, I’ll answer that for you. What we did comment on was that the weakness was really in the front line for Chico’s.

David Dyer - Chico’s FAS, Inc. - President, CEO

But when we look at it, that’s true to say that, but there is — there’s a thing going on now between direct-to-consumer and front line that is almost seamless. I mean, when we run page search, because we know we have most of our customers, the vast majority, over 90% of our customers in our loyalty program, we know how they respond. We run paid search on the web. They shop in the store, and buy the item. So when we look at it, it’s really seamless. The big thing is, is we’ve almost doubled our multi-channel customers over the last year, which I think is a really big deal.

Multi-channel customers spend two to three times more than a customer that shops only one of those two channels. So it’s so intertwined now. It’s just hard to distinguish where she’s shopping. I mean, that is one of the reasons why, for me, I like small efficient stores, smaller efficient stores. I do not like the big 5,000, 6,000-foot stores, because I think that when we look going forward, I think that direct-to-consumer’s going to continue to be important. I think that both stores and direct-to-consumer support each other and it’s very important that we develop both channels. So I think the best way to do it is when you’ve got efficient, productive stores.

Marni Shapiro - The Retail Tracker - Analyst

I think that’s fair. Were you guys able to chase novelty product going into the spring season as well, seeing that trend was working?

David Dyer - Chico’s FAS, Inc. - President, CEO

We do have a lot more novelty product, more pattern, more bling, a lot more going on when we get into spring. I’ve looked at all the jacket assortment and think we have a terrific offering as we go into spring.

Bob Atkinson - Chico’s FAS, Inc. - VP of IR and Community Relations

Thank you, Marni. Next question, please?

Operator

Janet Kloppenburg of JJK Research. Please go ahead.

FINAL TRANSCRIPT

Nov 22, 2011 / 01:30PM GMT, CHS - Q3 2011 Chicos FAS Inc Earnings Conference Call

Janet Kloppenburg - JJK Research - Analyst

Dave, I was wondering if you could talk a little about Chico’s fall performance. Last fall, last third quarter, and fourth quarter their performance was good, not great. They tend to have fairly strong spring performances, and I’m wondering if you look back on this fall performance, what you might have done differently? And more importantly, as you look to the brand, is there something you can do to transform it so that it can be as attractive to the consumer in the fall as it is in the spring? Thank you.

David Dyer - Chico’s FAS, Inc. - President, CEO

Well, we had — as I look back to last year, we had a tough second quarter. You guys probably remember me talking about that, where I thought that we had some delivery issues, some product issues, many things that had kind of gone wrong in second quarter that led us into a — really a less-than-expected third quarter, although, again, we knew that one was coming based on the second quarter results. So as we looked at third quarter this year, and we look at our performance all spring over the previous year, we thought we were up against a very, very tough third quarter, and that’s one of the other reasons why we took a shot. Last year, we had a tough July, very tough July, and a tough August. This year we were up 14% comp sales in Chico’s brand in July and 11% in August.

So it looked like that we — where we certainly tripped last year, we fixed that. We just pushed it a little further out maybe, another month or two. Honestly as I said with the Chico’s brand, we can always say I wished I had more bling, I wished I had more pattern. There’s a lot of things that I wish we had more depth in but at the same time I do think that for that true missy customer, she is being affected by the economy. I think she can work at any level of the stock market. If the stock market’s at 10,000, as long as it’s stable, she’s fine. But it would be great when we get past the elections next year, and hopefully people will start talking positive again, or we get out of this partisan politics, which I think is just bad for business. I think our customer wants stability.

Bob Atkinson - Chico’s FAS, Inc. - VP of IR and Community Relations

Thank you, Janet. Next question, please.

Operator

Edward Yruma from KeyBanc. Please go ahead.

Edward Yruma - KeyBanc Capital Markets - Analyst

Can you talk a little bit — you made a bet in Chico’s, and I appreciate your openness that it didn’t work out for the quarter. Are you making the same bet, given the relative strength at White House Black Market?

David Dyer - Chico’s FAS, Inc. - President, CEO

Well, the answer is yes. White House, though — White House had a tough fourth quarter last year. When you’re in a fashion — let me just say this. As I’ve said before, fashion businesses are not for the faint of heart. Fashion businesses are just not. They will ebb and flow. White House Black Market is hot. They are doing — everything seems to be going right there. And yes, we have taken the appropriate action to boost the inventory in White House Black Market, and it did pay off in the third quarter, and it’s paying off in the fourth quarter. I mean, we’re getting nice double-digit comps, and I expect for that to continue. I just don’t know what else to say. We’ll always take shots where we think that we have businesses and customer — and a customer base that will respond.

Edward Yruma - KeyBanc Capital Markets - Analyst

Great. One follow-up. Now that you’ve completed the acquisition of Boston Proper, can you please talk about how you feel about minimum cash balances going forward? Thank you.

FINAL TRANSCRIPT

Nov 22, 2011 / 01:30PM GMT, CHS - Q3 2011 Chicos FAS Inc Earnings Conference Call

David Dyer - Chico’s FAS, Inc. - President, CEO

Say that again?

Bob Atkinson - Chico’s FAS, Inc. - VP of IR and Community Relations

Balances going forward.

David Dyer - Chico’s FAS, Inc. - President, CEO

Pam, you want to take that one?

Pam Knous - Chico’s FAS, Inc. - EVP, CFO

Yes. As the Company has stated for some period of time now, they view that $200 million is a good level for thinking about minimum cash, and I have had the chance to look at that, and I think that’s a very good number and benchmark for us.

Bob Atkinson - Chico’s FAS, Inc. - VP of IR and Community Relations

Thank you, Ed. Next question, please?

Operator

Dana Telsey of Telsey Advisory Group. Please go ahead.

Dana Telsey - Telsey Advisory Group - Analyst

On core Chico’s, how much of it do you think is Company-specific versus macro? You mentioned non-apparel not as strong. Anything changing there? Lastly, on pricing, how is the IMU by brand, and how do you see the average unit cost changes over the next year? Thank you.

David Dyer - Chico’s FAS, Inc. - President, CEO

Well, I’ll always — even though I think some of it is macro, I’ll always take the majority of it, saying there are things we could have done better internally. Would I say 60% internal? I wish I would have had more pattern, I wish I would have had more embellished goods? The answer to that is yes. And 40% macro. So let’s just do it like that. I don’t know if it’s 60/40, 40/60, whatever but I’ll just assume a lot of it is things that we can control. There’s a second part there.

Dana Telsey - Telsey Advisory Group - Analyst

As far as AUCs for next year.

David Dyer - Chico’s FAS, Inc. - President, CEO

AUC. I think that we’re seeing AUC being — beginning to stabilize. Certainly cotton has come down, way, way down. The synthetic fibers have come way, way down too and production — Kent, you just got back from a production trip in Asia the last week. Maybe you want to comment on that.

FINAL TRANSCRIPT

Nov 22, 2011 / 01:30PM GMT, CHS - Q3 2011 Chicos FAS Inc Earnings Conference Call

Kent Kleeberger - Chico’s FAS, Inc. - COO

What Dave said is absolutely correct on the raw material side. Basically we’ve got some stability in the synthetic. Cotton is coming down. Our own migration in terms of country of origin, we’re seeing some good costing and efficiencies coming out of Vietnam, Indonesia and India. While there’s still significant pressures on Chinese labor costs, they’re not taking it sitting down. They’re trying to look for ways in terms of how to improve their efficiencies. Examples would be just-in-time ordering on the raw material side, trying to minimize the amount of time it takes to change over production to another line. So even though the costs are rising, we are seeing some build in efficiency as well.

Dana Telsey - Telsey Advisory Group - Analyst

Okay.

Bob Atkinson - Chico’s FAS, Inc. - VP of IR and Community Relations

Thank you, Dana. Next question, please?

Operator

Richard Jaffe of Stifel Nicolaus. Please go ahead.

Richard Jaffe - Stifel Nicolaus - Analyst

Thanks very much, guys. I guess a follow-on to the fourth quarter ad spend, if you could I guess give us some color on where the dollars are going to be directed by division, and then if you get a sense of dollar change year-over-year, that would be helpful.

David Dyer - Chico’s FAS, Inc. - President, CEO

Well, our directed at Chico’s, at Soma’s. White House does not have TV for fourth quarter.

Pam Knous - Chico’s FAS, Inc. - EVP, CFO

As far as the marketing dollars, we just pretty much talked about the overall leverage we’ll accomplish and the total SG&A will increase by 15%.

Richard Jaffe - Stifel Nicolaus - Analyst

Okay.

Pam Knous - Chico’s FAS, Inc. - EVP, CFO

That would include the marketing.

Richard Jaffe - Stifel Nicolaus - Analyst

Yes. Got it.

Bob Atkinson - Chico’s FAS, Inc. - VP of IR and Community Relations

Richard, remember that Boston Proper’s catalog costs are in that as well.

FINAL TRANSCRIPT

Nov 22, 2011 / 01:30PM GMT, CHS - Q3 2011 Chicos FAS Inc Earnings Conference Call

David Dyer - Chico’s FAS, Inc. - President, CEO

Boston Proper’s catalog, it is — that’s a very good call-out. Boston Proper’s catalog cost, that is — catalog for them is also their selling cost. They do not have selling costs like we would in stores. So you will see a little slightly higher marketing cost from the corporation, based on Boston Proper, but again, that’s offset by reduced selling cost.

Richard Jaffe - Stifel Nicolaus - Analyst

Sure. So just trying to tease those two factors apart.

David Dyer - Chico’s FAS, Inc. - President, CEO

Yes. Boston Proper is probably, if you look at our marketing increase for the fourth quarter, is probably half of it. Approaching half of it.

Pam Knous - Chico’s FAS, Inc. - EVP, CFO

We said it was $3 million of the $7 million increase in the quarter and they were in our numbers for six weeks.

Richard Jaffe - Stifel Nicolaus - Analyst

And so we should see something — look for something like twice that in the fourth quarter?

Pam Knous - Chico’s FAS, Inc. - EVP, CFO

That would be a reasonable assumption.

David Dyer - Chico’s FAS, Inc. - President, CEO

I don’t know without looking at it. We’ll follow up with you on that. I honestly don’t know that number off the top of my head and how it breaks down by brand in the total with Boston Proper, so — Okay?

Richard Jaffe - Stifel Nicolaus - Analyst

I’ll follow up with you guys. Thanks.

Bob Atkinson - Chico’s FAS, Inc. - VP of IR and Community Relations

Thank you, Richard. Next question, please, Rocco?

Operator

Roxanne Meyer of UBS. Please go ahead.

Roxanne Meyer - UBS - Analyst

My question is on Soma. Your performance there has been really impressive. Obviously TV is also helping to drive sales in specific categories. Just wondering if you could give us an update on the longer term, how the recent performance makes you think about your ability to be profitable after covering shared expenses for the brand.

FINAL TRANSCRIPT

Nov 22, 2011 / 01:30PM GMT, CHS - Q3 2011 Chicos FAS Inc Earnings Conference Call

David Dyer - Chico’s FAS, Inc. - President, CEO

Well, I think we’re well on our way. I think this year we’ll have — Soma certainly is making a contribution. We’ll be profitable on a four-wall basis this year. So I think that’s good progress, and we feel great about the brand going forward, that it has the ability to continue to progress. Long-range, obviously we have a lot higher standard for it than maybe we’re seeing in the short term. But we’re still looking at that tipping point between the amount of stores, the amount of marketing, and what it takes to get — to really get that brand to the right proportion. I mean, over time, I need to bring the marketing costs down in the brand, and I think the best way to do that is by getting to the right level of marketing spend, and then growing sales without increasing the absolute dollar spend.

That’s kind of the numbers we’re working on right now, but it does take a lot of marketing to drive traffic and to drive customers in to test, changing an intimate apparel brand that they’re currently using is probably one of the highest loyalties to a product that a woman has, is intimate apparel. So when we’re changing that, it’s a task. But I think we’re making good progress at it. Our bra business is absolutely spectacular. Our panty business is great. We’ve narrowed our focus down in the apparel piece to dresses, and we have beauty and obviously sleepwear and pajamas and robes, which are a very, very important part of our business in fourth quarter. Soma is probably the only one of the brands that has more of a traditional fourth-quarter build and so we’re expecting them to have a decent holiday.

Roxanne Meyer - UBS - Analyst

Great. Thanks for all that color and just as a quick follow-up, it sounds like knowing how much the marketing is needed to get that traffic, I mean, what inning do you think you’re in terms of getting that sustainable level? Is this — sounds like it could be still a few years away.

David Dyer - Chico’s FAS, Inc. - President, CEO

We’ll end the year this year with a little over 200 — I think 204 stores. We’ll end next year with 204 stores. That’s planned right now. And I think as we get into next year with 200 stores, we’re beginning to have enough stores kind of coast to coast for the national advertising really becomes more and more effective and as we continue to increase our stores, we’ll probably be growing the Soma brand by somewhere around 15% or so in store growth a year. So that’s 30 or so stores a year. And I think we’ll continue to see it build.

Roxanne Meyer - UBS - Analyst

Okay. Great, thanks for all the color, and good luck for holiday.

Bob Atkinson - Chico’s FAS, Inc. - VP of IR and Community Relations

Thank you, Roxanne. Next question, please, Rocco?

Operator

Sam Panella of Raymond James. Please go ahead.

Sam Panella - Raymond James & Associates - Analyst

Just a follow-up there. In terms of the 200 stores for Soma next year, are you speaking about just front line locations? And in that regard, are you finding the real estate that you want to continue opening the fast stores?

David Dyer - Chico’s FAS, Inc. - President, CEO

We have some fast stores that are opening this spring, and then after that I don’t think we’re going to be doing any more fast. We’ve kind of figured out what it takes to run a successful store in a mall and we also understand the time that it takes to build the Soma brand in a mall, the growth that it takes, so I think we have a good understanding. So after the spring, we’ll be doing only full-line front line stores. Soma still is a category where there is a huge direct-to-consumer part of it and we will continue to be aggressive about growing that direct-to-consumer piece as well. Soma — Kent, you got any color you want to add on that?

FINAL TRANSCRIPT

Nov 22, 2011 / 01:30PM GMT, CHS - Q3 2011 Chicos FAS Inc Earnings Conference Call

Kent Kleeberger - Chico’s FAS, Inc. - COO

Basically I think the question is, the makeup of the fleet and there’s approximately 17 outlets and about 160 front line stores presently.

Sam Panella - Raymond James & Associates - Analyst

Okay. And then as a follow-up for Pam, in terms of the gross margin pressure you’re looking at in the fourth quarter, are you thinking about that just related to Chico’s or are you also maybe being a bit cautious with the other brands as well, given the highly-promotional environment that we’re in?

Pam Knous - Chico’s FAS, Inc. - EVP, CFO

The range that we gave is encompassing for all of our brands. Obviously, though, the concern is more around the Chico’s brand due to the fact that our inventories are higher than planned and we fully expect the missy sector to be quite promotional.

Sam Panella - Raymond James & Associates - Analyst

Okay. Thank you and good luck.

Bob Atkinson - Chico’s FAS, Inc. - VP of IR and Community Relations

Thank you, Sam. Next question, please, Rocco?

Operator

Brian Tunick of JPMorgan. Please go ahead.

Simeon Siegal - JPMorgan - Analyst

Hi. It’s Simeon [Siegal] calling in for Brian. Just to quantify cost inflation briefly. It looks like you had roughly 4% increase in inventory, I believe, related to the AC updates. Is that the level we should be looking at for 4Q? And then, as you said, sequentially, it should improve, the pressure should improve for the first half of 2012. And then just quickly, it looks like the National Store Support Center expenses came in better than at least we were anticipating. I was wondering if you could provide any color on leverage there and if there are any merger-related synergies we need to be considering that will let out any of these expense line items? Thanks.

Kent Kleeberger - Chico’s FAS, Inc. - COO

I’ll comment on the average unit costs. We will see similar results and pressure on the average unit cost in fourth quarter and then we’ll begin to hopefully see a little bit of relief in spring.

Pam Knous - Chico’s FAS, Inc. - EVP, CFO

And I would say on NSSC, the clearly some of that is the impact of lower incentive compensation in the third quarter as a result of the performance in the third quarter. As far as synergies with Boston Proper, some very exciting news there. Many of the items that we foresaw, when we were considering the acquisition, the team is well on their way to bringing those synergies to fruition. We actually think that we will be seeing some of those in the fourth quarter. And as we commented, we’ll be providing more color on that in conjunction with our year-end earnings commentary.

FINAL TRANSCRIPT

Nov 22, 2011 / 01:30PM GMT, CHS - Q3 2011 Chicos FAS Inc Earnings Conference Call

Bob Atkinson - Chico’s FAS, Inc. - VP of IR and Community Relations

Thank you, Simeon. Next question, please?

Operator

Liz Pierce of ROTH Capital Partners. Please go ahead.

Liz Pierce - ROTH Capital Partners - Analyst

Most of mine have been answered, but two quick questions. Do you guys have counters in all your stores?

David Dyer - Chico’s FAS, Inc. - President, CEO

Yes.

Bob Atkinson - Chico’s FAS, Inc. - VP of IR and Community Relations

The answer is yes.

Liz Pierce - ROTH Capital Partners - Analyst

Okay. I was just trying to clarify. When you said the traffic was there but the conversion wasn’t happening.

David Dyer - Chico’s FAS, Inc. - President, CEO

No, no, that’s — it’s actually opposite. The traffic was — when I look at the national traffic counter statistics, traffic is down 4%. We are somewhere in that line, a little more, a little less, depending on the brand. Our conversion is actually up. I mean, when you look at that for traffic and see the Chico’s performance, they have done a terrific job in converting the customers that come into the store and their average unit retail is up a little bit, but the conversion is where they really did well.

Liz Pierce - ROTH Capital Partners - Analyst

Okay. But there are counters in the stores?

David Dyer - Chico’s FAS, Inc. - President, CEO

Yes, there are.

Liz Pierce - ROTH Capital Partners - Analyst

Okay. And were there any regional variations in the quarter by any of the brands?

David Dyer - Chico’s FAS, Inc. - President, CEO

Yes.

FINAL TRANSCRIPT

Nov 22, 2011 / 01:30PM GMT, CHS - Q3 2011 Chicos FAS Inc Earnings Conference Call

Liz Pierce - ROTH Capital Partners - Analyst

If I say kudos, also echo Marni’s comments, kudos, will you answer?

David Dyer - Chico’s FAS, Inc. - President, CEO

We do have it by region. Is there any you want to put on it by — obviously there’s some differences. You can look at weather patterns and see where there’s some regional differences.

Liz Pierce - ROTH Capital Partners - Analyst

Yes.

David Dyer - Chico’s FAS, Inc. - President, CEO

We could say that —

Pam Knous - Chico’s FAS, Inc. - EVP, CFO

In the north, yes.

David Dyer - Chico’s FAS, Inc. - President, CEO

In the northeast it’s the worst.

Pam Knous - Chico’s FAS, Inc. - EVP, CFO

And that was somewhat weather-related and other than that, I think it was no region was uniquely differentiated.

David Dyer - Chico’s FAS, Inc. - President, CEO

White Black is northeast also.

Pam Knous - Chico’s FAS, Inc. - EVP, CFO

Weather-related.

David Dyer - Chico’s FAS, Inc. - President, CEO

And actually Soma was the southeast for some strange reason.

Liz Pierce - ROTH Capital Partners - Analyst

Okay. Thanks and best of luck, you guys, thanks.

David Dyer - Chico’s FAS, Inc. - President, CEO

Good, thank you Liz. Next question, please.

FINAL TRANSCRIPT

Nov 22, 2011 / 01:30PM GMT, CHS - Q3 2011 Chicos FAS Inc Earnings Conference Call

Operator

Our next question is a follow-up from Kimberly Greenberger of Morgan Stanley. Please go ahead.

Kimberly Greenberger - Morgan Stanley - Analyst

Thank you. I think earlier, you were asked about just the cadence of how the months came together here in the third quarter and I apologize if you answered it, but I didn’t hear the answer. I’m wondering if you could repeat it?

David Dyer - Chico’s FAS, Inc. - President, CEO

Say that again?

Bob Atkinson - Chico’s FAS, Inc. - VP of IR and Community Relations

The cadence of the comps in the third quarter just ended.

Pam Knous - Chico’s FAS, Inc. - EVP, CFO

What we said is we had seen some signs of recovery when we were on our call in August, and then that didn’t hold, and pretty much maintained across the rest of the quarter.

David Dyer - Chico’s FAS, Inc. - President, CEO

We had a decent August and it got —

Pam Knous - Chico’s FAS, Inc. - EVP, CFO

Fell off.

David Dyer - Chico’s FAS, Inc. - President, CEO

Fell off.

Pam Knous - Chico’s FAS, Inc. - EVP, CFO

And maintained.

David Dyer - Chico’s FAS, Inc. - President, CEO

In September and October, and then kind of steadied but at a different level than it had been in the spring.

Kimberly Greenberger - Morgan Stanley - Analyst

So September and October were relatively similar and August was the best month?

David Dyer - Chico’s FAS, Inc. - President, CEO

Yes.

FINAL TRANSCRIPT

Nov 22, 2011 / 01:30PM GMT, CHS - Q3 2011 Chicos FAS Inc Earnings Conference Call

Kimberly Greenberger - Morgan Stanley - Analyst

Okay. Great. Thanks.

Bob Atkinson - Chico’s FAS, Inc. - VP of IR and Community Relations

Next question, please, Rocco?

Operator

Our next question, and pardon the pronunciation, comes from Paul Lejeuz from Nomura. Please go ahead.

Paul Lejuez - Nomura Securities Intl - Analyst

Nailed it. Just on the 100 stores that you’re talking about opening over the next couple years, how does that break down by concept? And then just second, can you say what the P&L impact of Soma was this quarter, this year, and what your outlook is for 2012? Thanks.

David Dyer - Chico’s FAS, Inc. - President, CEO

In terms of the stores, when we look at our total going forward we believe that — this is without Boston Proper. If we added that in, we even have more. I think we can have more than 2,000 stores in the US in our existing three brands, and then whatever we want to put on top of it for Boston Proper. And that we have — we are in a new growth spurt for White House Black Market. We believe that we have unlocked a lot of new locations, and kind of the secret to be successful in a lot of new locations. We are also growing Chico’s. We think there’s probably in their front line stores another 75 or so Chico’s stores and probably another 75 or so outlet stores.

There’s probably another couple 300 White House Black Market stores between both outlets and front line, and then there’s another few hundred Soma stores. When we get into Boston Proper, I don’t know, can it be as big a brand as White House? Who knows? We’ll find out. But tons of just opportunity right here in the US. And then we’ll be looking at other markets that may be interesting as well.

Bob Atkinson - Chico’s FAS, Inc. - VP of IR and Community Relations

Thank you, Paul. Rocco, we have time for one more question.

Operator

Yes, sir. Our final question will be from Travis Williams of Stephens. Please go ahead.

Travis Williams - Stephens Inc. - Analyst

Cleanup hitter. Hey, guys. Couple questions for you. I think in your opening comments, you talked about, when you were addressing the Chico’s weakness you had talked about some feedback from some customer surveys I believe through your loyalty program. You mentioned, I guess the sense that you guys got was that the product was on-trend with respect to style and color. Was wondering if you could give a little more color on that. And then the second question I have is — just relates to the announced buyback. Clearly the stock has pulled back quite a bit even before Dave announced it’s down. I’m assuming, given the track record of management team there, the size of the offering or the authorization that this is not a cosmetic buyback program. And then with respect to the buyback program, when is your window open for repurchase activity? Thanks.

David Dyer - Chico’s FAS, Inc. - President, CEO

Do you want to answer that, Pam?

FINAL TRANSCRIPT

Nov 22, 2011 / 01:30PM GMT, CHS - Q3 2011 Chicos FAS Inc Earnings Conference Call

Pam Knous - Chico’s FAS, Inc. - EVP, CFO

Yes. Actually, our window opens on Wednesday, so open period is on Wednesday. And clearly, the $200 million, is in effect a renew of the program that the Board authorized about this time a year ago. And as Dave said, as we just completed our strategic planning effort, looking at the outlook for the Company, the Board feels very strong that we should continue with the repurchase program and that is why we made the authorization announcement that we have today.

Travis Williams - Stephens Inc. - Analyst

Okay.

Pam Knous - Chico’s FAS, Inc. - EVP, CFO

As far as the Chico’s customer survey, yes, that was done in conjunction with our customers and our loyalty program and as Dave said, about 70% of them commented that they had pulled back on their spending in the quarter. They also commented on, that there were many things in the offering that they liked and they — and if you recall last year, we had some issues transitioning the weight of the fabrics from the spring to the fall season, and that was something that clearly was not an issue for us in the current quarter.

David Dyer - Chico’s FAS, Inc. - President, CEO

In terms of color, we didn’t have the right colors. We were too dark, too fall, too soon last year. Too heavy in weight. We didn’t have that problem this year.

Pam Knous - Chico’s FAS, Inc. - EVP, CFO

Right.

David Dyer - Chico’s FAS, Inc. - President, CEO

I would say if there’s anything, the weight was right, the color trends were right. I wish I would have had more pattern. I wish I would have had more sparkle.

Travis Williams - Stephens Inc. - Analyst

And I too would echo Marni’s comments. I think it’s great that you guys don’t start throwing out excuses and talk about weather and chupacabras and everything else. I guess our channel checks, our feedback basically pointed toward the same thing, that the product was right for those that got in the stores. But really, do you get any sense that maybe a warmer fall played into the Chico’s softness a bit in terms of traffic? Trends overall?

David Dyer - Chico’s FAS, Inc. - President, CEO

Well, not really. I think that our weight — we were way too heavy last fall. This year, I thought our weights were okay. So I really don’t think that was that weather-related. The weather that really affects us is when we get big snow storms or rain storms or tornadoes or something that wipe out sections of the country, and power goes down.

We do track that. We look at store days lost this year versus last year, especially as we get into the fourth quarter, and the winter season as we get into spring. But I don’t think that there was anything outside of perhaps the northeast, some of the flooding and rains that we had there that was anything unusual. So I thought that our weights were right, our colors were right. Should have had more of some items, and that was the best we could do.

FINAL TRANSCRIPT

Nov 22, 2011 / 01:30PM GMT, CHS - Q3 2011 Chicos FAS Inc Earnings Conference Call

Travis Williams - Stephens Inc. - Analyst

I appreciate it, guys. I also would add that I think that the transparency on the composition of the inventory growth was very helpful in the press release, just for what it’s worth.

Pam Knous - Chico’s FAS, Inc. - EVP, CFO

Thank you.

David Dyer - Chico’s FAS, Inc. - President, CEO

Thank you all and I hope you guys not only are on the fourth quarter call but we’ll see you again in March down here. I think get to meet the new members of the team on Boston Proper and get to meet Pam and — so I really do hope that we’ll see most of you down here in March. Bob?

Bob Atkinson - Chico’s FAS, Inc. - VP of IR and Community Relations

David, thank you. That concludes the Q&A session as well as this conference call and webcast. Two calendar items. Chico’s FAS will participate in the Wedbush California Dreaming conference on December 7th. Also, sales and earnings for the fourth quarter [2001] will be released on Wednesday, February 22, 2012 before the market opens that day. Thank you all for joining us this morning. As always, we appreciate your continuing interest in Chico’s FAS.

Operator

The conference is now concluded, and we thank you for attending today’s presentation. You may now disconnect your lines.

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